Exhibit 99

MEREDITH CORPORATION
FOURTH QUARTER FISCAL 2006 INVESTOR CONFERENCE CALL

INTRODUCTION

JIM JACOBSON

Good morning, I'm Jim Jacobson, Director of Investor Relations for Meredith. Before Chief Executive Officer Steve Lacy begins our presentation, I'll take care of a few housekeeping items.

In our remarks we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

All references to fiscal 2005 earnings per share are before the cumulative benefit of a change in accounting principle related to option expensing.

We will refer to non-GAAP measures, which in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile GAAP results to non-GAAP measures have been posted to our website.

A transcript of this call will be posted to our web site as well.

Now, Steve will begin the presentation.

STEVE LACY

Thank you and good morning. Welcome to our conference call to discuss our fiscal 2006 and fourth quarter results. Participating with me are Chief Financial Officer Suku Radia, Broadcasting Group President Paul Karpowicz, and Publishing Group President Jack Griffin.

I'll start with an overview of our performance, update you on our business groups and provide our current outlook. Then we will address your questions.

Fiscal 2006 was another strong year for Meredith. We increased our media footprint substantially and continued to execute against our growth strategies. Earnings per share grew 14 percent, which is an outstanding accomplishment for a non-political year. Operating profit increased 17 percent and EBITDA rose 19 percent. Revenues grew 31 percent to $1.6 billion. On a comparable basis--excluding Parents, Family Circle, Fitness, Child and Ser Padres magazines, which were acquired from Gruner + Jahr on July 1, 2005--revenues increased 5 percent and advertising revenues rose 4 percent.

We ended fiscal 2006 with a strong fourth quarter. Earnings per share increased 17 percent to $0.97. Operating profit grew 18 percent and EBITDA rose 19 percent. Revenues grew 28 percent to $426 million. On a comparable basis, revenues and advertising revenues grew 4 percent.

Our fourth quarter results reflect the inclusion of the magazines acquired from Gruner + Jahr and strong profit gains in Broadcasting, interactive media and integrated marketing. Publishing advertising revenues grew in line with our expectations and Internet advertising remained robust.

I will provide more detail on the performance of our two operating groups in a few moments. Now, let me discuss four fiscal 2006 achievements that we believe will help us continue our strong earnings growth.

First, we successfully integrated the acquired magazines. They increased our scale, furthered our strategy to reach younger women, strengthened our advertising categories, extended our Hispanic presence, and added to our retail distribution.

In fiscal 2006, the performance of the acquired magazines exceeded our initial expectations. Looking to the intermediate term, we believe that we can improve the EBITDA margin of these magazines to the mid-to-high teens, which is comparable to most of our legacy magazines.

Second, Meredith Broadcasting continued to improve and expand news programming, monetize ratings gains and grow non-traditional revenue streams. Although fiscal 2006 was a non-political year, the group increased EBITDA margin to 35.3 percent. I am pleased to report that Broadcasting increased EBITDA margin to 40.5 percent in the fourth quarter, representing the first non-political quarter in which the EBITDA margin exceeded 40 percent since the second quarter of fiscal 2000. Achieving a 40 percent margin remains the top priority for the group, and we look forward to further margin improvement in fiscal 2007.

Third, we established a leadership position serving the rapidly-growing Hispanic market. Through Ser Padres; American Baby's Hispanic titles; and Siempre Mujer, our Spanish-language women's lifestyle magazine that was launched in September 2005, we are now the country's leading Hispanic publisher. We reach approximately 5 million adult Hispanic women, or about one-third of the market in the U.S. Our core competencies related to home and family activities are particularly relevant to Hispanic women. We believe our leadership in this market will pay significant dividends in future years.

Fourth, we are investing in several initiatives to take advantage of the rapid growth in the Internet. We expect these actions will further increase traffic, advertising revenues and subscription sales.

  We are enhancing BHG.com, which is already a strong site averaging 60 million page views and nearly 5 million unique visitors monthly. We are adding daily programming, creating a sense of community, leveraging interactive tools and adding more video. The redesigned site will be launched early in calendar 2007.

  We are creating a parenthood portal that will leverage the editorial strengths of Parents, American Baby and Child magazines. The portal will be launched in the spring of 2007.

  In Broadcasting, we are enhancing our technology platform and national sales capabilities. On the local level, we are investing in dedicated Internet sales and editorial personnel at each station.

  We extended our online custom marketing capabilities with the April 2006 acquisition of O'Grady Meyers. Now, we can deliver more robust interactive marketing services to our client base and capture more corporate marketing dollars.

  In March, we formed Meredith Video Solutions to develop video content and secure distribution outlets across multiple platforms. Consumers are demanding more video and will be drawn to web sites that feature compelling video.

Now, I'll review our two operating groups, starting with Publishing.

PUBLISHING

Meredith Publishing delivered strong results in fiscal 2006. Operating profit increased 22 percent and revenues rose 41 percent to $1.3 billion and advertising revenues rose 49 percent to $641 million. On a comparable basis, operating profit grew 5 percent and revenues rose 6 percent.

In the fourth quarter, operating profit grew 18 percent and revenues rose 34 percent to $340 million. On a comparable basis, operating profit decreased slightly and revenues rose 2 percent.

For fiscal 2006 and the fourth quarter, Publishing benefited from the inclusion of the acquired titles and produced strong revenue and profit growth at interactive media and integrated marketing. Publishing's results were impacted by lower than expected results in our retail-based operations and higher paper prices and postal rates.

Advertising

While we continue to encounter quarterly advertising volatility, we grew annual comparable Publishing advertising revenues in the mid-single digits, which is consistent with our average growth in the last four fiscal years. Publishing advertising revenues grew 5 percent on a comparable basis in fiscal 2006.

Additionally, we gained market share and outperformed the industry. Meredith's advertising pages were up 2 percent on a comparable basis, while the industry was up slightly for the 12 months ended with the June 2006 issues, according to Publishers Information Bureau.

For our comparable magazines in fiscal 2006, we experienced revenue gains in the pharmaceutical, financial services, direct response, cosmetics, and food categories, partially offset by lower revenues in home, auto, retail and non-DTC remedies.

Internet advertising grew rapidly in fiscal 2006. On a comparable basis, Internet advertising revenues increased more than 50 percent.

Circulation

Turning to circulation, let's start with newsstand, which continues to be weak industry-wide. For Meredith, this weakness primarily impacted the results of our special interest publications in the quarter and fiscal 2006. We have taken action to improve the financial performance of our special interest publications, including adjusting our retail trade strategy, implementing a new wholesaler incentive plan, and eliminating approximately 20 marginal titles. We anticipate better financial performance in fiscal 2007.

On the subscription side, our long-term direct-to-publisher subscription model produced strong profit contribution in fiscal 2006. Of particular note, we have made significant progress transitioning the subscription source mix of the acquired magazines to our direct-to-publisher model. We increased this mix to approximately 50 percent from direct-to-publisher sources compared with about 30 percent at the time of the acquisition. We will continue to transition the acquired magazines to our direct model over time. Our objective for the acquired magazines is to reach a mix of at least 70 percent from direct sources, which would be similar to our legacy magazines.

Diversified Publishing Operations

Meredith Integrated Marketing grew profit 21 percent on low-double digit revenue growth in fiscal 2006. The group also produced strong results in the fourth quarter, growing profit 22 percent on high-teen revenue gains.

We continue to aggressively promote and win new business. Recently, we signed a contract with Charming Shoppes, a leading specialty apparel retailer that owns Lane Bryant, Fashion Bug and Catherines stores. We are publishing a bi-monthly magazine that is currently sold at retail in these stores, and will also leverage our consumer marketing expertise to extend the magazine's distribution through subscriptions and additional retail channels.

We have already begun to capitalize on our April 2006 acquisition of O'Grady Meyers, a Los Angeles-based interactive marketing services firm, and the interactive agency of record for Nestlé.  Specifically, we have expanded with our relationship with Buitoni, the maker of Italian foods and one of Nestlé's brands. We are developing strategies and tactics to leverage our data management and direct mail expertise to reach Buitoni's core customers.

Meredith Books grew revenues in the mid teens in fiscal 2006. We benefited from the "Pink Plaid" Better Homes and Gardens Cook Book that supports the Susan G. Komen Breast Cancer Foundation, The Sonoma Diet and several children's books. Operating profit, which grew slightly, was impacted by higher product returns for certain licensed titles in the fourth quarter.

Looking to the first half of fiscal 2007, the book pipeline is strong. We anticipate top sellers to include the 14th edition of the Better Homes and Gardens New Cook Book; Denzel Washington's A Hand to Guide Me, a book on the importance of everyday mentorship; and a special, comb-bound edition of the "Pink Plaid" Better Homes and Gardens Cook Book.

We generated strong results from our interactive media operations in the fourth quarter and fiscal year. Revenues rose 21 percent and profit increased 45 percent in the quarter. For fiscal 2006, revenues grew more than 50 percent and profit increased substantially. In addition, we generated 1.4 million subscription orders from the Internet, a 14 percent increase from the prior year.

BROADCASTING

Now, I'll turn to Broadcasting, which produced strong results in fiscal 2006. The group grew EBITDA margin in a non-political year. Broadcast operating profit and EBITDA increased 2 percent in fiscal 2006. Total revenues grew 2 percent to $319 million as we replaced $19 million in net political advertising revenues.

These results were driven by strong growth in our core operations. Local revenues grew 6 percent, including a 9 percent gain in local non-political advertising. National non-political revenues grew as well, increasing 2 percent.

Meredith Broadcasting delivered outstanding results in the fourth quarter. Operating profit grew 21 percent. EBITDA increased 17 percent and EBITDA margin increased nearly 3 percentage points to 40.5 percent from 37.8 percent.

Total revenues rose 9 percent to $87 million in the quarter, including an 8 percent gain in local non-political advertising and $3 million of net political revenues.

While not all broadcasters have reported, we believe our fourth quarter and fiscal year performances will outpace the industry averages once again.

Big 3 Markets

We continue to place special emphasis on our stations in our three largest markets--Atlanta, Phoenix and Portland. Collectively, these stations produced strong profit growth and generated an EBITDA margin in excess of 40 percent in fiscal 2006.

Auto advertising is the largest category for Meredith Broadcasting. It grew 2 percent in the fiscal year and 4 percent in the quarter. Our performance is impressive, considering that auto advertising declined 9 percent for the industry in the first nine months of our fiscal 2006, according to the most current data from TVB.

May 2006 Rating Book

We continued our news ratings improvement in the May 2006 rating book. Four of our late newscasts were the market leader in terms of household ratings.

  In Phoenix, our CBS affiliate finished number 1 in the market for the first time ever.
  In Portland, our FOX affiliate's 10 p.m. news had a higher rating than any other late newscast in the market.
  In Hartford, our CBS powerhouse continued its long-standing market leadership and
  In Kansas City, our CBS station was number 1 for the 9th sweeps period in a row.

We continue to expand our news across the group. We have increased the number of weekly news hours to more than 300 currently, compared with about 150 in 1998.

Non-traditional Revenues

We continued to do a very good job of growing non-traditional revenues in Broadcasting. Combined revenues from Cornerstones, Internet sales and other market specific promotions increased 9 percent to $40 million in fiscal 2006. Additionally, we generated several million dollars in retransmission fees in fiscal 2006. Most were from satellite providers, but we are beginning to see revenues from phone companies entering the local market and smaller cable providers as well.

Recently in Atlanta, our CBS affiliate partnered with TransitTV, the largest transit broadcast network in North America, to provide five-minute newscasts on all of the 1,200 television screens on Atlanta-area MARTA buses. We expect to generate 1.4 million weekly consumer impressions, further extending our brand and delivering our news in the local market.

Corporate Expenses

You will note corporate expenses rose in the quarter and fiscal year. This increase is primarily due to consulting fees in connection with our recently-launched strategic sourcing initiative, which we believe will leverage Meredith's purchasing power and result in increased efficiencies over time.

Outlook

With that review of our business operations, let me turn to our expectations for the first quarter and all of fiscal 2007. There are a number of uncertainties that may affect our fiscal 2007 results. These include, but are not limited to, the volatility of overall advertising, and in particular, political advertising at our television stations; the performance of our retail-based businesses, primarily special interest publications and books; paper prices; postal rates and the other factors mentioned in our press release and certain of our SEC filings.

For the first quarter of fiscal 2007, publishing advertising revenues are currently up slightly. Currently, Broadcasting pacings are running up in the mid-single digits. Political advertising generally books late. We currently expect to grow earnings per share 15 to 20 percent from the $0.52 earned in the first quarter of fiscal 2006.

For all of fiscal 2007, we currently expect to grow earnings per share 12 to 15 percent from the $2.86 earned in fiscal 2006.

Now, we will be happy to take your questions.